SCHEDULE OF COMPUTATION OF PERFORMANCE ADVERTISING QUOTATIONS

     Set forth below are representative calculations of each type of total return performance quotation included in the Statement of Additional Information of American Century Capital Portfolios, Inc.

          1. AVERAGE ANNUAL TOTAL RETURN. The average one-year annual total return of American Century Value for the fiscal year ended March 31, 1998, as quoted in the Statement of Additional Information, was 39.94%.

     This return was calculated as follows:
                        n
                  P(1+T)   = ERV

     where,

       P = a hypothetical initial payment of $1,000
       T = average annual total return
       n = number of years
     ERV = ending redeemable value of the hypothetical $1,000 payment at the end of the period.

     Applying the actual return figures of the fund for the one year period ended March 31, 1997:

                     1
     1,000 (1+39.94%)   = $1,399.40

                      1
     T =    (1,399.40)
           ------------  -  1
              1,000

     T = 39.94%

          2. CUMULATIVE TOTAL RETURN. The cumulative total return of American Century Value from September 1, 1993 (inception) to March 31, 1998 as quoted in the Statement of Additional Information, was 148.35%

     This return was calculated as follows:

             (ERV - P)
         C = ---------
                 P

     where,

       C = cumulative total return
       P = a hypothetical initial payment of $1,000
     ERV = ending redeemable value of the hypothetical $1,000 payment at the end of the period.

     Applying the actual return figures of the fund for the period September 1, 1993 through March 31, 1998.

           (2,483.50-1,000)
     C =    --------------
               1,000

     C = 148.35%